SERVICE AGREEMENT

PARTIES

This Service Contract Agreement (hereinafter referred to as the "Agreement") is entered into on 21'1 May, 2021 (the "Effective Date"), by and between, Ilustrato Pictures International Inc., with an address of 26 Broadway, Suite 934, New York, 10004, NY, (hereinafter referred to as the "Service Provider") and Dear Cashmere Group Holding Co., with an address of2313 Hollyhill Ln, Denton, TX 76205, (hereinafter referred to as the "Client") (collectively referred to as the "Parties").

LIST OF SERVICES PROVIDED AND THEIR PRICES

During the period of this Agreement, the Service Provider shall have the responsibility to perform and provide the following services (hereinafter referred to as "Services") from the date of this agreement till December 31, 2023.

1.	Rent free accommodation at Al Marsha Street 66, 11[t]h Floor, Office 1105, Dubai, UAE.

2.     Access and support from the inhouse Accounting, Legal and IT team currently employed by the Service Provider.

The Services are to be paid for as follows:

At signing of this Agreement: Issuance of 10,000,000 Common Shares in Dear Cashmere Group Holding Co., (ticker: DRCR)

TERM OF AGREEMENT

This Agreement shall be effective on the date of signing this Agreement (hereinafter referred to as the

"Effective Date") and will end on December 31•t, 2023.

At the end of the tenn of the Agreement, it will not be automatically renewed for a new term.

TERMINATION

This Agreement may be terminated in the event that any of the following occurs:

I. Immediately in the event that one of the Parties breaches this Agreement.

2. At any given time by providing written notice to the other party 90 days prior to terminating the Agreement.

Upon terminating this Agreement, the Client will be required to return all the Service Provider's products or any other content (if any) at his/her earliest convenience, but not beyond 14 days.

This Agreement will automatically end upon the completion of the provision of the Services and payment.

RELATIONSHIP OF THE PARTIES

The Parties agree that this is a non-exclusive agreement and that the Parties are regarded as independent contractors.

AMENDMENTS

The Parties agree that any amendments made to this Agreement must be in writing, where they must be signed by both Parties to this Agreement.

Accordingly, any amendments made by the Parties will be applied to this Agreement.

ASSIGNMENT

The Parties are not entitled to assign the responsibilities that they have under this Agreement to anyone else, unless both Parties agree to the assignment and provide such agreement in writing.

ENTIRE AGREEMENT

This Agreement contains the entire agreement and understanding among the Parties to it with respect to its subject matter, and supersedes all prior agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to its subject matter. The express terms of the Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of its terms.

SEVERABILITY

In the event that any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, then the remaining provisions will remain in force in accordance with the Parties' intention.

GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of Nevada.

ALTERNATIVE DISPUTE RESOLUTION

Any dispute or difference whatsoever arising out of, or in connection with, this Agreement shall be submitted to arbitration/mediation/negotiation (circle one) in accordance with, and subject to the laws of Nevada.

SIGNATURE AND DATE

The Parties hereby agree to the terms and conditions set forth in this Agreement and such is demonstrated by their signatures below:

SERVICE PROVIDER CLIENT	CLIENT

Name: Nicholas Link	Name: James Gibbons

Signatre: /s/ Nicolas Link	Signature: /s/ James Gibbons

Date: 21st May 2021	Date: 21st May 2021

2